    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON ___________, 2000.
                                                      REGISTRATION NO. 333-78803
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                         ENTERTAINMENT PROPERTIES TRUST
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

          Maryland                                 43-1790877
(State or Other Jurisdiction of                (I.R.S. Employer
Incorporation or Organization)                Identification No.)


    30 Pershing Road, Suite 201, Kansas City, Missouri 64108 (816) 472-1700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      ------------------------------------

                            GREGORY K. SILVERS, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                         ENTERTAINMENT PROPERTIES TRUST
                          30 PERSHING ROAD, SUITE 201
                           KANSAS CITY, MISSOURI 64108
                                 (816) 472-1700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                      ------------------------------------

                                   Copies to:
                                Marc Salle, Esq.
                                 Kutak Rock LLP
                      One Main Plaza, 4435 Main, Suite 810
                           Kansas City, Missouri 64111
                                 (816) 960-0090
                      ------------------------------------

                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
            TO THE PUBLIC: From time to time after the effective date
              of this Registration Statement pursuant to Rule 415.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
                         CALCULATION OF REGISTRATION FEE

                                                               PROPOSED        PROPOSED
                                           AMOUNT TO            MAXIMUM        MAXIMUM                    AMOUNT OF
         TITLE OF SECURITIES                  BE            OFFERING PRICE     AGGREGATE                REGISTRATION
           TO BE REGISTERED               REGISTERED         PER SHARE(1)      OFFERING PRICE (1)            FEE
======================================= ===============  ===================== ===================== ===================
Common shares of beneficial                5,000,000     $18.97                $94,850,000           $26,368.30
interest
======================================= ===============  ===================== ===================== ===================

================================================================================
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). The proposed maximum offering price per share has been estimated based on the average high and low reported sales prices for the Company's common shares on the New York Stock Exchange on May 14, 1999, which was $18.97.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

PROSPECTUS

                                5,000,000 Shares

                         ENTERTAINMENT PROPERTIES TRUST

                      Common Shares of Beneficial Interest



         This prospectus relates to 5,000,000 common shares of beneficial interest, $0.01 par value per share, of Entertainment Properties Trust which may be issued from time to time to acquire real estate properties.



         Our shares are traded on the New York Stock Exchange under the ticker symbol EPR. The last reported sales price of the shares on March 20, 2000 was $13 per share.

         The types of properties we expect to acquire will include megaplex movie theatres, entertainment-themed retail centers and other entertainment-related properties. However, we may acquire other types of properties at the discretion of the Board of Trustees.


         We will determine the terms of each acquisition, and the consideration therefor, by negotiating with the owners or developers of the property to be acquired. Consideration may consist of shares, cash, notes or other debt instruments, assumption of liabilities, limited partnership interests in partnerships of which our company is general partner or membership interests in limited liability companies of which our company is managing member, or any combination of these.


         We intend to lease the properties to quality operators pursuant to long-term triple net leases in which substantially all expenses attributable to the ownership and operation of the property will be paid by the tenants.


         We expect that shares issued in the acquisitions will be valued at a price reasonably related to the current market value of the shares, either at the time the terms of the acquisition are tentatively agreed upon, at the time of closing, or during the period prior to delivery of the shares. However, we may issue shares in exchange for properties at a negotiated discount from the current market price.



         The shares issued in connection with the acquisitions may be resold by their recipients. See "Securities Covered by this Prospectus" for information regarding those sales.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS MARCH 21, 2000.

--------------------------------------------------------------
TABLE OF CONTENTS
--------------------------------------------------------------


Information About Entertainment Properties Trust............................1

Additional Information......................................................2

Selected Financial Data.....................................................3

Securities Covered by this Prospectus.......................................3

Legal Opinion...............................................................4

Experts.....................................................................4

Indemnification of Trustees and Officers....................................4


--------------------------------------------------------------
INFORMATION ABOUT ENTERTAINMENT PROPERTIES TRUST
--------------------------------------------------------------



Entertainment Properties Trust ("EPR" or the "Company") is a Maryland real estate investment trust ("REIT") formed to capitalize on opportunities created by the development of destination entertainment and entertainment-related properties, including megaplex theatre complexes. EPR was formed in 1997 and completed an initial public offering in that year. EPR is a self-administered REIT and is the first publicly-traded REIT formed exclusively to invest in entertainment-related properties.



EPR's real estate portfolio is comprised of 23 megaplex theatre properties located in eleven states and a partnership interest in an entertainment-themed retail center ("ETRC") development property located in Westminster, Colorado. EPR's megaplex theatre properties are operated by such first-run movie exhibitors as AMC Entertainment, Consolidated Theatres, Muvico Entertainment, Edwards Theatre Circuits, Regal Cinemas and Loews Cineplex Entertainment.


As a REIT, we are required to distribute not less than 95% of our net income to shareholders in the form of dividends. Our quarterly dividend rate was $.40 per share during 1998 and $.42 per share during 1999.


EPR's executive offices are located at 30 Pershing Road, Suite 201, Kansas City, Missouri 64108 and our telephone number is (816) 472-1700.

--------------------------------------------------------------
ADDITIONAL INFORMATION
--------------------------------------------------------------



As a public company with securities listed on the New York Stock Exchange ("NYSE"), we must comply with the Securities Exchange Act of 1934 ("Exchange Act"). This requires that we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, proxy statements or other information we file at the SEC's Public Reference Rooms, including its Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Copies of these materials may be obtained by mail from the Public Reference Rooms of the SEC. You may also access our SEC filings at the SEC's Internet website (http://www.sec.gov).


This prospectus is part of a registration statement on Form S-4 that we filed with the SEC to register the shares offered in this prospectus. It does not repeat important information that you can find in our registration statement, reports and other documents that we file with the SEC. The SEC allows us to "incorporate by reference," which means we can disclose important information to you by referring you to other documents which are legally considered to be a part of this prospectus. The documents filed by EPR with the SEC (File No. 1-13561) and incorporated by reference are:

         1. EPR's Annual Report on Form 10-K for the year ended December 31,
            1998.
         2. The description of our shares contained in EPR's registration statement on Form 8-A under the Exchange Act.
         3. EPR's Proxy Statement dated March 30, 1999.
         4. EPR's quarterly reports on Form 10-Q for the quarters ended
            March 31, June 30 and September 30, 1999.
         5. All documents filed by EPR under Section 13(a), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares covered hereby.

The documents listed above may be obtained free of charge upon your request by contacting EPR at the following address, telephone number or email address:

            INVESTOR RELATIONS DEPARTMENT
            ENTERTAINMENT PROPERTIES TRUST
            30 PERSHING ROAD, SUITE 201
            KANSAS CITY, MISSOURI 64108
            (816) 472-1700
            FAX (816) 472-5794
            EMAIL INFO@EPRKC.COM


Our SEC filings are also available from our Internet website at http://www.eprkc.com.

As you read these documents, you may find some differences in information from one document to another. If you find differences between the documents and this prospectus, you should rely on the statements made in the most recent document.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

--------------------------------------------------------------
SELECTED FINANCIAL DATA
--------------------------------------------------------------



This table contains selected historical financial data of EPR. You should read carefully the consolidated financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 1998 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999. The selected data in this section are not intended to replace the consolidated financial statements included in those Reports and incorporated by reference herein. Dollars are expressed in thousands, except per share data.





                                       Nine Month period ended
                                          September 30, 1999             Year ended
                                              (unaudited)             December 31, 1998

Rental Revenue                                $ 35,828                   $ 35,031
Income from joint venture                          177                        ---
                                               -------                   --------
      Total Revenue                             36,005                     35,031
Net Income                                      17,143                     19,238
Net Income per Common Share:
       Basic                                   $  1.19                   $   1.39
       Diluted                                    1.19                       1.39
Cash dividends declared per Common Share       $  1.26                   $   1.60
Common weighted average number of
Common Shares outstanding (thousands)
    Basic                                       14,351                     13,802
    Diluted                                     14,398                     13,880

Funds from Operations                         $ 24,125                   $ 26,213

                                    September 30, 1999          December 31, 1998

Total Assets                                  $495,980                   $464,371





--------------------------------------------------------------
SECURITIES COVERED BY THIS PROSPECTUS
--------------------------------------------------------------



     This prospectus (as amended or supplemented from time to time) may be used from time to time by persons and their transferees ("Shareholders") who have received or will receive shares in exchange for the acquisition of properties and who wish to offer and sell the shares in transactions in which they and any brokers through whom the shares are sold may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Shareholders will not be entitled to use this prospectus for any purpose until they have first obtained the written consent of EPR. Our consent may be given subject to certain conditions, such as requiring that the offering be delayed pending an amendment or supplement to this prospectus, that the offering be accomplished in an organized manner through securities dealers, or that the offering be limited in the number of shares which may be sold within a specified period of time. Sales by Shareholders under this prospectus may be made on the NYSE, in the over-the-counter market or otherwise at market prices prevailing at the time or at negotiated prices.



     If any Shareholders offer or sell shares covered by this prospectus other than in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act, Rule 145(d) provides that the Shareholders will

================================================================================


not be deemed to be underwriters if (a) among other things, (i) the Company has complied with certain reporting requirements under the Exchange Act, (ii) the amount of shares sold falls within certain volume limitations, (iii) the shares are sold only in brokers' transactions within the meaning of Section 4(4) of the Securities Act or in a manner otherwise permitted by Rule 144 under the Securities Act, (iv) the Shareholders do not solicit or arrange for the solicitation of orders to buy the shares in anticipation of or in connection with any sale of the shares, and (v) the Shareholders do not make any payments in connection with the offer or sale of shares to any persons other than the brokers executing orders to sell the shares; (b) the Shareholders are not affiliates of the Company and have been the beneficial owners of the shares for at least one year, and the Company has complied with the reporting requirements under the Exchange Act; or (c) the Shareholders are not, and have not been for at least three months, affiliates of the Company and have been the beneficial owners of the shares for at least two years.



---------------------
LEGAL OPINION
---------------------


     Kutak Rock LLP, Kansas City, Missouri, counsel to EPR, will give an opinion on the legality of the shares.




---------------------
EXPERTS
---------------------


     The consolidated financial statements and schedule of Entertainment Properties Trust appearing in EPR's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as described in their report thereon included in that Report and incorporated by reference in this prospectus. Those consolidated financial statements and schedule are incorporated by reference in this prospectus in reliance on the report given upon the authority of that firm as experts in accounting and auditing.




--------------------------------------------------------------
INDEMNIFICATION OF TRUSTEES AND OFFICERS
--------------------------------------------------------------


     The SEC has taken the position that indemnifying trustees, officers and controlling persons of EPR for liabilities under the Securities Act is against public policy. In accordance with SEC requirements, EPR will not make any indemnification payment of this nature unless a court of competent jurisdiction has determined that the indemnification is not against public policy.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF TRUSTEES AND OFFICERS

     Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its officers and trustees to the trust and its shareholders for money damages except for liability resulting from: (a) actual receipt of an improper benefit or profit in money, property or services; or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company's Declaration of Trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The Company's officers and trustees are and will be indemnified under the Company's Declaration of Trust against certain liabilities. The Company's Declaration of Trust provides that the Company will, to the maximum extent permitted by Maryland law in effect from time to time, indemnify: (a) any individual who is a present or former trustee or officer of the Company; or (b) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served as a director, officer, shareholder, partner, trustee, employee or agent of any real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprises against any claim or liability, together with reasonable expenses actually incurred in advance of a final disposition of a legal proceeding, to which such person may become subject or which such person may incur by reason of his or her status as such. The Company has the power, with the approval of the Company's Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or its predecessors.

     Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law ("MGCL") for directors, officers, employees and agents of a Maryland corporation. The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Declaration of Trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or her to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Company has entered into indemnity agreements with certain of its officers and trustees which provide for reimbursement of all expenses and liabilities of such persons arising out of any lawsuit or claim against them arising from their service in that capacity, except for liabilities and expenses: (a) the payment of which is judicially determined to be unlawful; (b) relating to claims under Section 16(b) of the Exchange Act; or (c) relating to judicially determined criminal violations.

ITEM 21.  EXHIBITS

EXHIBIT NO.       DESCRIPTION
-----------       -----------


5.4               Opinion of Kutak Rock LLP

23.12             Consent of Ernst & Young LLP

23.13             Consent of Kutak Rock LLP (included in Exhibit 5.4)

24.1 Power of Attorney (incorporated in the signature page to the Registration Statement)



ITEM 22. UNDERTAKINGS

     The Company undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Company pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (6) To supply by means of a post-effective amendment all required information concerning a transaction and the property being acquired therein that was not the subject of and included in the registration statement when it became effective, and stating that the Company believes the transaction does not constitute a "roll-up transaction" as defined in Item 901 of Regulation S-K and the reasons for that belief.

         (7) The undersigned registrant hereby undertakes as follows: (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.


     The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial offering thereof.


     Insofar as indemnification for liabilities arising under the Act may be permitted to trustees, officers and controlling persons of the Company pursuant to the provisions described under "Item 20 - Indemnification of Trustees and Officers" above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a trustee, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kansas City, Missouri on March 21, 2000.



                         ENTERTAINMENT PROPERTIES TRUST



                         By: /s/ David M. Brain
                             ---------------------------------------------------
                             David M. Brain
                             President and Chief Executive Officer

                                   SIGNATURES






     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the date indicated.




           SIGNATURE                               TITLE                         DATE
           ---------                               -----                         ----
/s/                   *                        Chairman                          March 21, 2000
----------------------------------
        Peter C. Brown



/s/                   *                        Trustee                           March 21, 2000
----------------------------------
        Charles S. Paul






/s/                   *                        Trustee                           March 21, 2000
----------------------------------
       Robert J. Druten



/s/                   *                        Trustee                           March 21, 2000
----------------------------------
         Scott H. Ward



                                               President, Chief Executive        March 21, 2000
/s/ David M. Brain                             Officer and
----------------------------------             Trustee
        David M. Brain




/s/ Fred L. Kennon                             Vice President                    March 21, 2000
----------------------------------             and Chief Financial
        Fred L. Kennon                         Officer





*  By /s/ David M. Brain
     -----------------------------
       David M. Brain
       Attorney-in-fact



EXHIBIT INDEX

EXHIBIT NO.        DESCRIPTION
-----------        -----------


5.4                Opinion of Kutak Rock LLP


23.12              Consent of Ernst & Young LLP


23.13              Consent of Kutak Rock LLP (included in Exhibit 5.4)


24.1 Power of Attorney (incorporated in the signature page to the Registration Statement)